Exhibit 1.2

SCYNEXIS, INC.

Shares of Common Stock
(par value $0.001 per share)

Controlled Equity OfferingSM

Sales Agreement

August 31, 2018

Cantor Fitzgerald & Co.
499 Park Avenue
New York, NY 10022

Ladies and Gentlemen:

SCYNEXIS, Inc. (the “Company”), confirms its agreement (this “Agreement”) with Cantor Fitzgerald & Co. (“Cantor”), as follows:

1.Issuance and Sale of Shares.  The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Cantor, acting as agent, shares (the “Placement Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); provided, however, that in no event shall the Company issue or sell through Cantor such number or dollar amount of Placement Shares that would (a) exceed the number or dollar amount of shares of Common Stock registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made, (b) exceed the number of authorized but unissued shares of Common Stock (less shares of Common Stock issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), (c) exceed the number or dollar amount of shares of Common Stock permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable) or (d) exceed the number or dollar amount of shares of Common Stock for which the Company has filed a Prospectus  (as defined below) (the lesser of (a), (b), (c) and (d), the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Sections 1 and 5(c) on the number of shares of Common Stock issued and sold under this Agreement shall be the sole responsibility of the Company, and Cantor shall have no obligation in connection with such compliance.  The offer and sale of Placement Shares through Cantor will be effected pursuant to the Registration Statement filed or to be filed by the Company and which will be declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue the Common Stock.

The Company has filed or will file, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form S-3, including (a) a base prospectus, relating to certain securities, including the Common Stock, to be issued from time to time by the Company, and (b) a prospectus relating to the Placement Shares to be issued from time to time by the Company, each of which incorporates by reference documents that the Company has filed or will file in accordance with the

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provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”).  The Company has prepared or will prepare a prospectus or a prospectus supplement to the base prospectus included as part of the registration statement, which prospectus or prospectus supplement relates to the Placement Shares to be issued from time to time by the Company.  The Company has furnished or will furnish to Cantor, for use by Cantor, copies of the prospectus or prospectus supplement and related base prospectus relating to the Placement Shares included as part of such registration statement.  The Company may file one or more additional registration statements from time to time that will contain a prospectus or a base prospectus and related prospectus supplement, if applicable, with respect to the Placement Shares.  Except where the context otherwise requires, such registration statement(s), including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B or 462(b) of the Securities Act, is herein called the “Registration Statement.”  The prospectus, or the base prospectus or base prospectuses and related prospectus supplement or prospectus supplements, as applicable, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented, if necessary, by any prospectus supplement or prospectus supplements, as applicable, relating to the Placement Shares, in the form in which such prospectus or prospectuses and/or prospectus supplement or prospectus supplements and related base prospectus, have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, together with the then issued Issuer Free Writing Prospectus(es) (as defined below), is herein called the “Prospectus.”  Any “issuer free writing prospectus,” as defined in Rule 433 of the Securities Act (“Rule 433”), relating to the Placement Shares that (i) is required to be filed with the Commission by the Company or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g), is herein called an “Issuer Free Writing Prospectus.”  Any reference herein to the Registration Statement, any Prospectus, Issuer Free Writing Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Prospectus or any Issuer Free Writing Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein.  For purposes of this Agreement, all references to the Registration Statement, any Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval system (“EDGAR”).

2.Placements.  Each time that the Company wishes to issue and sell the Placement Shares hereunder (each, a “Placement”), it will notify Cantor by email notice (or other method mutually agreed to in writing by the parties) (a “Placement Notice”) containing the parameters in accordance with which it desires the Placement Shares to be sold, which shall at a minimum include the number of Placement Shares to be issued, the time period during which sales are requested to be made, any limitation on the number of Placement Shares that may be sold in any one Trading Day (as defined in Section 3) and any minimum price below which sales may not be made, a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1.  The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from Cantor set forth on Schedule 2, as such Schedule 2 may be amended in writing from time to time.  The Placement Notice shall be effective upon receipt by Cantor unless and until (i) in accordance with the notice requirements set forth in Section 4, Cantor declines to accept the terms contained therein for any reason,

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in its sole discretion, (ii) the entire amount of the Placement Shares have been sold, (iii) in accordance with the notice requirements set forth in Section 4, the Company suspends or terminates the Placement Notice, (iv) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (v) the Agreement has been terminated under the provisions of Section 11.  The amount of any discount, commission or other compensation to be paid by the Company to Cantor in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3.  It is expressly acknowledged and agreed that neither the Company nor Cantor will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to Cantor and Cantor does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein.  In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

3.Sale of Placement Shares by Cantor.  Subject to the terms and conditions herein set forth, upon the Company’s delivery of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, Cantor, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”) to sell such Placement Shares up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice.  Cantor will provide written confirmation to the Company (including by email correspondence to each of the individuals of the Company set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the volume-weighted average price of the Placement Shares sold, and the Net Proceeds (as defined below) payable to the Company.  Cantor may sell Placement Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) of the Securities Act, including sales made directly on or through Nasdaq, on any other existing trading market for the Common Stock or to or through a market maker.  If expressly authorized by the Company in a Placement Notice, Cantor may also sell Placement Shares in negotiated transactions.  Notwithstanding the provisions of Section 6(aaa), Cantor shall not purchase Placement Shares for its own account as principal unless expressly authorized to do so by the Company in a Placement Notice.  The Company acknowledges and agrees that (i) there can be no assurance that Cantor will be successful in selling Placement Shares, and (ii) Cantor will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by Cantor to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3.  For the purposes hereof, “Trading Day” means any day on which the Company’s Common Stock is purchased and sold on the principal market on which the Common Stock is listed or quoted.

4.Suspension of Sales.

(a)The Company or Cantor may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of

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Placement Shares; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice.  Each of the parties agrees that no such notice under this Section 4 shall be effective against the other unless it is made to one of the individuals named on Schedule 2 hereto, as such schedule may be amended in writing from time to time.

(b)Notwithstanding any other provision of this Agreement, during any period in which the Company is in possession of material non-public information, the Company and Cantor agree that (i) no sale of Placement Shares will take place, (ii) the Company shall not request the sale of any Placement Shares, and (iii) Cantor shall not be obligated to sell or offer to sell any Placement Shares.

(c)If, any time after the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act (“Regulation M”) become applicable to the Company, either Cantor or the Company has reason to believe that such exemptive provisions are not satisfied with respect to the Common Stock, it shall promptly notify the other party, and Cantor may, at its sole discretion, suspend sales of the Placement Shares under this Agreement.

5.Settlement.

(a)Settlement of Placement Shares.  Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the second (2nd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”).  The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by Cantor at which such Placement Shares were sold, after deduction for (i) Cantor’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, (ii) any other amounts due and payable by the Company to Cantor hereunder pursuant to Section 7(g) (Expenses) hereof, and (iii) any transaction fees imposed by any Governmental Authority (as defined below) in respect of such sales.

(b)Delivery of Placement Shares.  On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting Cantor’s or its designee’s account (provided Cantor shall have given the Company written notice of such designee at least one Trading Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form.  On each Settlement Date, Cantor will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date.  Cantor will be responsible for providing DWAC instructions or instructions for delivery by other means with regard to the transfer of Placement Shares being sold.  The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver duly authorized Placement Shares on a Settlement Date (other than as a result of a failure by Cantor to provide instructions for delivery), the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Section 9(a) (Indemnification and Contribution) hereto, it will (i) hold Cantor harmless against any loss, claim, damage, or reasonable, documented expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay to Cantor (without duplication) any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

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(c)Limitations on Offering Size.  In no event shall the Company issue or sell through Cantor such number or dollar amount of Placement Shares that would exceed the lesser of (A) together with all sales of Placement Shares under this Agreement, the Maximum Amount and (B) the amount authorized from time to time to be issued and sold under this Agreement by the Company’s board of directors, a duly authorized committee thereof or a duly authorized executive committee, and notified to Cantor in writing. Further, under no circumstances shall the Company cause or permit the aggregate offering amount of Placement Shares sold pursuant to this Agreement to exceed the Maximum Amount.

6.Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, Cantor that as of the date of this Agreement (other than with respect to the Registration Statement and the Prospectus, each representations are made as of the effective date of the Registration Statement), each Representation Date (as defined in Section 7(m)), each date on which a Placement Notice is given, and any date on which Placement Shares are sold hereunder:

(a)Compliance with Registration Requirements.  The Registration Statement and any Rule 462(b) Registration Statement have been or will be declared effective by the Commission under the Securities Act.  The Company has complied with all requests of the Commission for additional or supplemental information.  No stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, contemplated or threatened by the Commission.  The Company meets the requirements for use of Form S-3 under the Securities Act.  The sale of the Placement Shares hereunder meets the requirements or General Instruction I.B.1 of Form S-3.

(b)No Misstatement or Omission.  The Prospectus as of its date and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act.  Each of the Registration Statement, any Rule 462(b) Registration Statement, the Prospectus and any post-effective amendments or supplements thereto, at the time it becomes or became effective or its date, as applicable, complied or will comply and as of each of the Settlement Dates, if any, complied or will comply in all material respects with the Securities Act and did not or will not and, as of each Settlement Date, if any, did not or will not  contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  The Prospectus, as amended or supplemented, as of its date, did not or will not and, as of each of the Settlement Dates, if any, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties set forth in the two immediately preceding sentences do not apply to statements in or omissions from the Registration Statement, any Rule 462(b) Registration Statement, or any post-effective amendment thereto, or the Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information relating to Cantor furnished to the Company in writing by Cantor expressly for use therein.  There are no contracts or other documents required to be described in the Prospectus or to be filed as exhibits to the Registration Statement which have not been described or filed as required.

(c)Offering Materials Furnished to Cantor.  The Company has delivered or will deliver to Cantor one complete copy of the Registration Statement and a copy of each consent and certificate of experts filed as a part thereof, and conformed copies of the Registration Statement (without exhibits) and the Prospectus, as amended or supplemented, in such quantities and at such places as Cantor has reasonably requested.

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(d)Conformity with Securities Act and Exchange Act.  The Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto, and the documents incorporated by reference in the Registration Statement, the Prospectus or any amendment or supplement thereto, when such documents were or are filed with the Commission under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

(e)Not an Ineligible Issuer.  The Company currently is not an “ineligible issuer,” as defined in Rule 405 of the rules and regulation of the Commission.  The Company agrees to notify Cantor promptly upon the Company becoming an “ineligible issuer.”

(f)Distribution of Offering Material By the Company.  The Company has not distributed and will not distribute, prior to the completion of Cantor’s distribution of the Placement Shares, any offering material in connection with the offering and sale of the Placement Shares other than the Prospectus or the Registration Statement or any free writing prospectus (as defined in Rule 405 under the Securities Act) prepared by it and reviewed and consented to in advance in writing by Cantor, such free writing prospectus a “Permitted Free Writing Prospectus.”  The Company represents and warrants that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

(g)The Sales Agreement.  This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable against the Company in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(h)Authorization of the Common Stock.  The Placement Shares, when issued and delivered, will be duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment therefor pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(i)No Applicable Registration or Other Similar Rights.  There are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement, except for such rights as have been duly waived.

(j)No Material Adverse Change.  Except as otherwise disclosed in the Prospectus or in any Issuer Free Writing Prospectus, subsequent to the respective dates as of which information is given in the Prospectus: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Company has not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement

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not in the ordinary course of business: and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company.

(k)Independent Accountants.  Deloitte & Touche LLP, who has expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission or incorporated by reference as a part of the Registration Statement and included in the Prospectus, is, to the knowledge of the Company, an independent registered public accounting firm as required by the Securities Act and the Exchange Act.

(l)Preparation of the Financial Statements.  The financial statements of the Company, together with related notes and schedules as set forth in or incorporated by reference in the Registration Statement and the Prospectus, present fairly in all material respects the financial position and the results of operations and cash flows of the Company, at the indicated dates and for the indicated periods.  Such financial statements and related schedules have been prepared in accordance with U.S. generally accepted principles of accounting (“GAAP”), consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made.  There are no financial statements (historical or pro forma) that are required to be included in the Registration Statement or the Prospectus that are not included as required.  The pro forma financial statements, including the notes thereto, included in the Registration Statement and the Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the Registration Statements and the Prospectus.  The pro forma financial statements, including the notes thereto, included in the Registration Statement and the Prospectus comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Securities Act and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements.  No other financial statements are required to be included in the Registration Statement or the Prospectus.

(m)XBRL.  The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each Registration Statement and Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(n)Title to Assets.  The Company has good and marketable title to all of the properties and assets reflected in the financial statements (or as described in the Prospectus) hereinabove described, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those reflected in such financial statements (or as described in the Prospectus) or which are not material in amount.  The Company occupies its leased properties under valid and binding leases conforming in all material respects to the description thereof set forth in the Prospectus.

(o)Incorporation and Good Standing of the Company; No Subsidiaries.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement.  The Company is duly qualified as a foreign corporation or foreign partnership to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by

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reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change.  The Company does not own or control, directly or indirectly, any corporation, association or other entity.

(p)Capital Stock Matters.  The Common Stock conforms in all material respects to the description thereof contained in the Prospectus.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws.  None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company.  There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company other than those accurately described in all material respects in the Prospectus.  The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the Prospectus accurately and fairly presents in all material respects the information required to be shown with respect to such plans, arrangements, options and rights.

(q)Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required.  The Company is not in violation of its charter or by-laws or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company is a party or by which it may be bound, or to which any of the property or assets of the Company is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change.  The Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and by the Prospectus (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws of the Company, (ii) will not conflict with or constitute a breach of, or Default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company.  No consent, approval, authorization or other order of, or registration or filing with, any Governmental Authority, is required for the Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and by the Prospectus, except such as have been obtained or made by the Company and are in full force and effect under the Securities Act, applicable state securities or blue sky laws and from the Financial Industry Regulatory Authority (“FINRA”). “Governmental Authority” means (i) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (ii) any self-regulatory organization; or (iii) any political subdivision of any of the foregoing.

(r)Enforceability of Agreements.  All agreements between the Company and third parties expressly referenced in the Prospectus are legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights

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generally and by general equitable principles and (ii) the indemnification provisions of certain agreements may be limited by federal or state securities laws or public policy considerations in respect thereof.

(s)No Material Actions or Proceedings.  Except as disclosed in the Registration Statement or the Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or (iii) relating to environmental or discrimination matters, where in any such case would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement.  No labor problem or dispute with the employees of the Company exists or, to the Company’s knowledge, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers, contractors or customers, in each case that might, individually or in the aggregate, have a Material Adverse Change.  To the Company’s knowledge, no union organizing activities are currently taking place concerning the employees of the Company, and there has been no material violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder concerning the employees of the Company.

(t)All Necessary Permits, etc.  The Company has all licenses, certifications, permits, franchises, approvals, clearances, exemptions, registrations and other regulatory authorizations (“Permits”) from governmental authorities as are necessary to conduct its businesses as currently conducted and to own, lease and operate its properties in the manner described in the Prospectus except for such, individually or in the aggregate, would reasonably be expected to have a Material Adverse Change.  There is no claim, proceeding or controversy, pending or, to the knowledge of the Company, threatened, involving the status of or sanctions under any of the Permits which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Change.  The Company (and to Company’s knowledge, after reasonable inquiry, each third party carrying out activities on Company’s behalf) has fulfilled and performed all of its material obligations with respect to the Permits, and to the Company’s knowledge, no event has occurred which allows, or after notice or lapse of time would reasonably be expected to allow, the revocation, termination, modification or other impairment of the rights of the Company under such Permits or of any Permit of any third party carrying out activities on Company’s behalf, except for such, individually or in the aggregate, would reasonably be expected to have a Material Adverse Change.

(u)Tax Law Compliance.  The Company has filed, or has properly requested extensions for, all material federal, state, local, foreign and other tax returns which have been required to be filed by or with respect to it, and has paid all taxes shown on said tax returns and all written assessments received by it to the extent that such taxes have become due and payable, except for any such taxes as are being contested in good faith and for which adequate reserves for accrual have been established in accordance with GAAP.  All material amounts of the tax liabilities of the Company have been adequately provided for in the financial statements of the Company as required in accordance with GAAP, and the Company does not know of any actual or proposed additional material tax assessments.

(v)Transfer Taxes.  There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Placement Shares.

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(w)Company Not an “Investment Company”.  The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  The Company is not, and after receipt of payment for the Common Stock will not be, an “investment company” within the meaning of Investment Company Act.

(x)Insurance.  Except as otherwise described in the Prospectus, the Company is insured by insurers of recognized financial responsibility with policies in such amounts and with such deductibles and covering such risks as are generally deemed prudent and customary for the business for which it is engaged including, but not limited to, policies covering real and personal property owned or leased by the against theft, damage, destruction, acts of vandalism and earthquakes.  The Company has no reason to believe that it will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.

(y)No Price Stabilization or Manipulation.  Neither the Company, nor to the Company’s knowledge, any of its affiliates, has taken or may take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Placement Shares of Common Stock to facilitate the sale or resale of the Placement Shares.  The Company acknowledges that the Underwriters may engage in passive market making transactions in the Placement Shares on the Nasdaq Global Market in accordance with Regulation M.

(z)Benefit Plans.  The Company and its applicable employee benefit plans are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company could have any material liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification.

(aa)No Changes.  Since the date of the most recent financial statements of the Company included in each of the Registration Statement and the Prospectus (i) there has not been any change in the capital stock or long-term debt of the Company, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, prospects, earnings, rights, assets, management, financial position, or results of operations of the Company, other than stock issued, or equity awards granted, pursuant to the Company’s equity incentive plans disclosed in the Prospectus; (ii) the Company has not entered into any transaction or agreement that is material to the Company or incurred any liability or obligation, direct or contingent, that is material to the Company; and (iii) the Company has not sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any Governmental Authority, except in each case as otherwise disclosed in each of the Registration Statement and the Prospectus.

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(bb)Related Party Transactions.  There are no business relationships or related-party transactions involving the Company or any other person required to be described in the Prospectus which have not been described as required.

(cc)Exchange Act Compliance.  The documents incorporated or deemed to be incorporated by reference in the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act, and, when read together with the other information in the Prospectus, at the Settlement Dates, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(dd)No Unlawful Contributions or Other Payments.  No payments or inducements have been made or given, directly or indirectly, to any federal or local official or candidate for, any federal or state office in the United States or foreign offices by the Company, by any of its officers, directors, employees or agents or, to the knowledge of the Company, by any other person in connection with any opportunity, contract, permit, certificate, consent, order, approval, waiver or other authorization relating to the business of the Company, except for such payments or inducements as were lawful under applicable laws, rules and regulations.  Neither the Company, nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the business of the Company.

(ee)Compliance with Money Laundering Laws.  The operations of the Company have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the USA Patriot Act, the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority involving the Company with respect to the Money Laundering Laws is pending or, the knowledge of the Company, threatened.

(ff)Compliance with OFAC and Other Sanction Authorities.  None of the Company and, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is currently the subject or the target of any applicable sanctions administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject or target of Sanctions; and the Company will not directly or indirectly knowingly use the proceeds of the of the offering of the Placement Shares hereunder, or knowingly lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

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(gg)Company’s Accounting System.  The Company maintains a system of “internal control over financial reporting” (as such term is defined in Rule 13a-15(f) of the General Rules and Regulations under the Exchange Act (the “Exchange Act Rules”)) that complies with the requirements of the Exchange Act and has been designed by their respective principal executive and principal financial officers, or under their supervision, to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company’s internal control over financial reporting is effective at the reasonable assurance level.  Except as described in the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(hh)Sarbanes-Oxley.  There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.  Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the Commission.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(ii)Disclosure Controls.  The Company maintains disclosure controls and procedures (as such is defined in Rule 13a-15 and 15d-15 of the Exchange Act Rules) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to provide reasonable assurance that information required to be disclosed by the Company in reports that it files or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to provide reasonable assurance that such information is accumulated and communicated to the Company’s management to allow timely decisions regarding disclosures.  The Company has conducted evaluations of the effectiveness of their disclosure controls as required by Rule 13a-15 of the Exchange Act.

(jj)Compliance with Environmental Laws.  The Company (A) is not in violation of any statute, any rule, regulation, decision or order of any Governmental Authority, domestic or foreign, relating to the use, disposal or release of hazardous chemicals, toxic substances or radioactive and biological materials or relating to the protection or restoration of the environment or human exposure to hazardous chemicals, toxic substances or radioactive and biological materials (collectively, “Environmental Laws”), and (B) does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, nor is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim, in each case as would individually or in the aggregate have a Material Adverse Change; and the Company is not aware of any pending investigation which might lead to such a claim.

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(kk)Intellectual Property.  Except to the extent described in the Prospectus, the Company owns, licenses, or otherwise has rights in all United States and foreign patents, trademarks, service marks, tradenames, copyrights, trade secrets and other proprietary rights necessary for the conduct of its business as currently carried on and as proposed to be carried on as described in the Prospectus (collectively and together with any applications or registrations for the foregoing, the “Intellectual Property”).  Except as specifically described in the Prospectus, (i) no third parties have obtained, or will reasonably be expected to be able to establish, any interest in or rights to any such Intellectual Property from the Company, other than licenses granted in the ordinary course; (ii) to the Company’s knowledge, there is no infringement, misappropriation, or other violation by third parties of any such Intellectual Property; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a basis for any such claim; (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability, or scope of any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (v) there is no prior, pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company has infringed, misappropriated or violated, does infringe, misappropriate or otherwise violate, or would upon further development or commercialization of any product, product candidates, or services described in the Prospectus as under development, infringe, misappropriate or violate, any Intellectual Property of others, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (vi) to the Company’s knowledge there is no patent or patent application that contains claims that would interfere with or cover (or may interfere with or cover) the claims of any patent or patent application included in the Company Intellectual Property described in the Prospectus or the Disclosure Package or that interferes with the issued or pending claims of any such Intellectual Property; (vii) there is no prior art or public or commercial activity of which the Company is aware that may render any patent held by the Company invalid or that would preclude the issuance of any patent on any patent application held by the Company unpatentable which has not been disclosed to the U.S. Patent and Trademark Office or, if required to be disclosed, to a relevant foreign patent authority, as the case may be; (viii) the Company has not committed any act or omitted to undertake any act the effect of such commission or omission would render the Intellectual Property invalid or unenforceable in whole or in part; (ix) to the Company’s knowledge, the claims of the issued patents included in its Intellectual Property are valid and enforceable and the Company is unaware of any facts that would preclude the issuance of a valid and enforceable patent on any pending application included in the Company’s Intellectual Property; (x) the manufacture, use and sale of the products or product candidates described in the Prospectus as under development by the Company fall within the scope of one or more claims of the patents or patent applications included in the Company’s Intellectual Property; (xi) the Company has taken reasonable steps necessary to secure the interest of the Company in its Intellectual Property purported to be owned by the Company from any employees, consultants, agents or contractors that developed (in whole or in part) such Intellectual Property; (xii) there are no outstanding options, licenses or agreements of any kind relating to the Company’s Intellectual Property or Intellectual Property of any other person or entity that are required to be described in the Prospectus that are not so described therein; and (xiii) no governmental agency, facilities or resources of a university, college, other educational institution or research center has asserted any claim or right in or to any such Company’s Intellectual Property.  To the Company’s knowledge, none of the technology employed by the Company has been obtained or is being used by the Company in violation of the rights of any person or third party.

(ll)Compliance with Laws.  The conduct of business by the Company complies, and at all times has complied, in all material respects with federal, state, local and foreign laws (whether national or

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regional), statutes, ordinances, rules, regulations, decrees, orders, Permits and other similar items (“Laws”) applicable to its business and operations, including, without limitation, (a) the Federal Food, Drug and Cosmetic Act (the “FD&C Act”), (b) the Occupational Safety and Health Act, (c) the Environmental Protection Act, the Toxic Substances Control Act and Laws applicable to hazardous or regulated substances and radioactive or biologic materials, (d) the federal Anti-Kickback Statute, (e) the False Claims Act, (f) the Physician Payment Sunshine Act, (g) the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act, (h) the federal False Statements Act, (i) the federal Program Fraud Civil Penalties Act, (j) the Public Health Service Act, (k) licensing and certification Laws covering any aspect of the business or operations of the Company, (l) similar federal, state, local and foreign (whether national or regional) Laws and (m) the regulations promulgated pursuant to all such Laws.  The Company has not received any written notification asserting, nor has knowledge of, any present or past failure by it to comply with, or violation of, any such Laws.

(mm)Clinical Trials.  Except to the extent disclosed in the Registration Statement and the Prospectus, the pre-clinical, clinical, and other studies, tests and research conducted by or on behalf of or sponsored by the Company (and with respect to such studies, tests, and research sponsored by third parties, to the Company’s knowledge) are, and at all times have been, conducted in all material respects in accordance with the FD&C Act and the regulations and guidelines promulgated thereunder, including all U.S. Food and Drug Administration (“FDA”) regulations and guidelines governing clinical trials, including good laboratory practice and good clinical practice regulations, as well as other applicable federal, state, local and foreign (whether national or regional) Laws, and consistent with the protocols submitted to the FDA or any other applicable regulatory authority and procedures and controls generally used by qualified experts in the pre-clinical and clinical development of drugs.  The descriptions of the results of such trials, studies, tests and research are accurate and complete in all material respects and fairly present the data derived from such trials, studies, tests and research, and the Company does not have any knowledge of any other trials, studies, tests or research the results of which are materially inconsistent with or otherwise call into question the results described or referred to in the Registration Statement and the Prospectus.  Except to the extent disclosed in the Registration Statement and the Prospectus, no safety concerns have emerged with respect to any clinical or pre-clinical trials, studies, tests or research that are described in the Registration Statement and the Prospectus, or the results of which are referred to in the Registration Statement and the Prospectus, and the Company has reported all adverse events and potential safety concerns that are required by Law to be reported to FDA or any other applicable regulatory authority.  Except to the extent disclosed in the Registration Statement and the Prospectus, the Company has not received any notices or other correspondence from the FDA or any other Governmental Authority with respect to any clinical or pre-clinical trials, studies, tests or research that are described in the Registration Statement and the Prospectus or the results of which are referred to in the Registration Statement and the Prospectus that require the termination, suspension, delay or modification of such trials, studies, tests or research, otherwise require the Company to engage in any remedial activities with respect to such trials, studies, tests or research, or threaten to impose or actually impose any fines or other disciplinary actions.

(nn)FDA.  All the operations of the Company, and, to the best of the Company’s knowledge, all the manufacturing facilities and operations of the Company’s suppliers and manufacturers of product candidates and the components thereof that are intended to be used in clinical trials are in compliance in all material respects with applicable FDA and other governmental regulations, including current good manufacturing practice regulations and applicable standards set forth in FDA guidance documents, the FD&C Act and other applicable federal, state, local or foreign (whether national or regional) Laws.

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(oo)Market Capitalization.  At the time the Registration Statement was or will be originally declared effective, and at the time the Company’s most Annual Report on Form 10-K for the year ended December 31, 2017, was filed with the Commission, the Company met or will meet the then applicable requirements for the use of Form S-3 under the Securities Act, including, but not limited to, Instruction I.B.6 of Form S-3.  The aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405) of the Company held by persons other than affiliates of the Company (pursuant to Securities Act Rule 144, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company)  (the “Non-Affiliate Shares”), at such times was equal to or greater than $75 million  (calculated by multiplying (x) the highest price at which the common equity of the Company closed on the Nasdaq Global Market within 60 days of such date of determination times (y) the number of Non-Affiliate Shares).  The Company is not a shell company (as defined in Rule 405 under the Securities Act) and has not been a shell company for at least 12 calendar months previously and if it has been a shell company at any time previously, has filed current Form 10 information (as defined in Instruction I.B.6 of Form S-3) with the Commission at least 12 calendar months previously reflecting its status as an entity that is not a shell company.

(pp)Listing.  The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.  The Common Stock is registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act and is listed on the Nasdaq Global Market, and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Global Market, nor has the Company received any notification that the Commission or Nasdaq is contemplating terminating such registration or listing.

(qq)Brokers.  Except for Cantor, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

(rr)Off-Balance Sheet Arrangements.  There are no transactions, arrangements and other relationships between and/or among the Company, and/or any of its affiliates and any unconsolidated entity, including, but not limited to, any structural finance, special purpose or limited purpose entity (each, an “Off-Balance Sheet Transaction”) that could reasonably be expected to affect materially the Company’s liquidity or the availability of or requirements for its capital resources, including those Off-Balance Sheet Transactions described in the Commission’s Statement about Management’s Discussion and Analysis of Financial Conditions and Results of Operations (Release Nos. 33‑8056; 34‑45321; FR‑61), required to be described in the Prospectus which have not been described as required.

(ss)Underwriter Agreements.  The Company is not a party to any current agreement with an agent or underwriter for any other “at the market” or continuous equity transaction.

(tt)Forward-Looking Statements.  The information contained in the Registration Statement and the Prospectus that constitutes “forward-looking” information within the meaning of the Securities Act was made by the Company on a reasonable basis and reflects the Company’s good faith belief and/or estimate of the matters described therein.

(uu)Margin Rules.  Neither the issuance, sale and delivery of the Placement Shares nor the application of the proceeds thereof by the Company as described in the Registration Statement and the

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Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(vv)Market Data.  All statistical or market-related data included in the Registration Statement and the Prospectus are based on or derived from sources that the Company reasonably and in good faith believes to be reliable and accurate.

(ww)No Outstanding Loans or Other Indebtedness.  Except as described in the Prospectus, there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of the members of any of them.

(xx)No Integration.  Neither the Company nor any of its affiliates has, prior to the date hereof, made any offer or sale of any securities which could be “integrated” for purposes of the Securities Act or the rules and regulations promulgated thereunder with the offer and sale of the Placement Shares pursuant to the Registration Statement.  Except as disclosed in the Prospectus, neither the Company nor any of its affiliates has sold or issued any security during the six–month period preceding the date of the Prospectus, including but not limited to any sales pursuant to Rule 144A or Regulation D or S under the Securities Act, other than (i) shares of Common Stock issued pursuant to employee benefit plans, qualified stock option plans or the employee compensation plans or pursuant to outstanding options, rights or warrants or (ii) as otherwise described in the Registration Statement and the Prospectus.

(yy)Broker/Dealer Relationships.  The Company  (i) is not required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act and (ii) does not, directly or indirectly through one or more intermediaries, control and is not a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA Manual).

(zz)No Reliance.  The Company has not relied upon Cantor or legal counsel for Cantor for any legal, tax or accounting advice in connection with the offering and sale of the Placement Shares.

(aaa)Cantor Purchases.  The Company acknowledges and agrees that Cantor has informed the Company that Cantor may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell shares of Common Stock for its own account while this Agreement is in effect; this acknowledgment and agreement shall not be deemed to be an authorization or consent by the Company to such purchases or sales by Cantor.

Any certificate signed by an officer of the Company and delivered to Cantor or to counsel for Cantor in connection with this Agreement shall be deemed to be a representation and warranty by the Company to Cantor as to the matters set forth therein.

The Company acknowledges that Cantor and, for purposes of the opinions to be delivered pursuant to Section 7 hereof, counsel to the Company and counsel to Cantor, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

7.Covenants of the Company.  The Company covenants and agrees with Cantor that:

(a)Registration Statement Amendments.  After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by Cantor under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to

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Rule 172 under the Securities Act), (i) the Company will notify Cantor promptly of the time when any subsequent amendment to the Registration Statement has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information, (ii) the Company will prepare and file with the Commission, promptly upon Cantor’s request, any amendments or supplements to the Registration Statement or Prospectus that, in Cantor’s reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Shares by Cantor (provided, however, that the failure of Cantor to make such request shall not relieve the Company of any obligation or liability hereunder, or affect Cantor’s right to rely on the representations and warranties made by the Company in this Agreement); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the Placement Shares or a security convertible into the Placement Shares unless a copy thereof has been submitted to Cantor within a reasonable period of time before the filing and Cantor has not reasonably objected thereto (provided, however, that the failure of Cantor to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect Cantor’s right to rely on the representations and warranties made by the Company in this Agreement) and the Company will furnish to Cantor at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus, other than documents incorporated by reference, to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act.

(b)Notice of Commission Stop Orders.  The Company will advise Cantor, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued.  The Company will advise Cantor promptly after it receives any request by the Commission for any amendments to the Registration Statement or any amendment or supplements to the Prospectus or any Issuer Free Writing Prospectus or for additional information related to the offering of the Placement Shares or for additional information related to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus.

(c)Delivery of Prospectus; Subsequent Changes.  During any period in which a Prospectus relating to the Placement Shares is required to be delivered by Cantor under the Securities Act with respect to a pending sale of the Placement Shares, (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act.  If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify Cantor to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement the

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Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(d)Listing of Placement Shares.  During any period in which the Prospectus relating to the Placement Shares is required to be delivered by Cantor under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonable efforts to cause the Placement Shares to be listed on Nasdaq and to qualify the Placement Shares for sale under the securities laws of such jurisdictions as Cantor reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation or dealer in securities or file a general consent to service of process in any jurisdiction.

(e)Delivery of Registration Statement and Prospectus.  The Company will furnish to Cantor and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as Cantor may from time to time reasonably request and, at Cantor’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to Cantor to the extent such document is available on EDGAR.

(f)Earnings Statement.  The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act.

(g)Expenses.  The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, in accordance with the provisions of Section 11 hereunder, will pay the following expenses all incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto, (ii) the preparation, issuance and delivery of the Placement Shares, (iii) the qualification of the Placement Shares under securities laws in accordance with the provisions of Section 7(d) of this Agreement, including filing fees (provided, however, that any fees or disbursements of counsel for Cantor in connection therewith shall be paid by Cantor except as set forth in (vii) below), (iv) the printing and delivery to Cantor of copies of the Prospectus and any amendments or supplements thereto, and of this Agreement, (v) the fees and expenses incurred in connection with the listing or qualification of the Placement Shares for trading on Nasdaq, (vi) the filing fees and expenses, if any, of the Commission, (vii) the filing fees and associated legal expenses of Cantor’s outside counsel (not to exceed $10,000) for filings with the FINRA Corporate Financing Department and, (viii) the reasonable fees and disbursements of Cantor’s counsel in an amount not to exceed $50,000.

(h)Use of Proceeds.  The Company will use the Net Proceeds as described in the Prospectus in the section entitled “Use of Proceeds.”

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(i)Notice of and Consent to Other Sales.  During the pendency of any Placement Notice given hereunder, and for five Trading Days following the termination of any Placement Notice given hereunder, the Company shall provide Cantor notice as promptly as reasonably possible before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any shares of Common Stock (other than Placement Shares offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire Common Stock; and without the prior written consent of Cantor, the Company and will not directly or indirectly in any other “at the market” or continuous equity transaction offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Stock (other than the Placement Shares offered pursuant to this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire, Common Stock prior to the later of the termination of this Agreement and the sixtieth (60th) day immediately following the final Settlement Date with respect to Placement Shares sold pursuant to such Placement Notice; provided, that such notice or restrictions shall not be required in connection with the (i) issuance, grant or sale of Common Stock, options or other equity awards to purchase or acquire shares of Common Stock or Common Stock issuable upon the exercise of options or vesting of other equity awards pursuant to any stock option, stock bonus or other stock plan or arrangement described in the Prospectus, (ii) the issuance of securities in connection with an acquisition, merger or sale or purchase of assets or (iii) the issuance or sale of Common Stock pursuant to any dividend reinvestment plan that the Company may adopt from time to time provided the implementation of such is disclosed to Cantor in advance or (iv) any shares of common stock issuable upon the exchange, conversion or redemption of securities or the exercise of warrants, options or other rights in effect or outstanding.

(j)Change of Circumstances.  The Company will, prior to the delivery of a Placement Notice (or during the pendency of a Placement Notice if not known prior thereto), advise Cantor promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to Cantor pursuant to this Agreement.

(k)Due Diligence Cooperation.  The Company will cooperate with any reasonable due diligence review conducted by Cantor or its agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as Cantor may reasonably request.

(l)Required Filings Relating to Placement of Placement Shares.  The Company agrees that on such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act (each and every filing under Rule 424(b), a “Filing Date”), which prospectus supplement will set forth, within the relevant period, the amount of Placement Shares sold through Cantor, the Net Proceeds to the Company and the compensation payable by the Company to Cantor with respect to such Placement Shares, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

(m)Representation Dates; Certificate.  On or prior to the date of the first Placement Notice and each time during the term of this Agreement the Company (i) amends or supplements the Registration Statement or the Prospectus relating to the Placement Shares (other than a prospectus supplement filed in accordance with Section 7(l) of this Agreement) by means of a post-effective amendment, sticker, or

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supplement but not by means of incorporation of document(s) by reference to the Registration Statement or the Prospectus relating to the Placement Shares; (ii) files an Annual Report on Form 10-K under the Exchange Act; (iii) files its Quarterly Reports on Form 10-Q under the Exchange Act; or (iv) files a Current Report on Form 8-K containing amended financial information (other than an earnings release or other information “furnished” and not “filed”) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”); the Company shall furnish Cantor (but in the case of clause (iv) above only if (1) a Placement Notice is pending and (2) Cantor reasonably determines that the information contained in such Form 8-K is material to a holder of Common Stock) with a certificate, in the form attached hereto as Exhibit 7(m) within three (3) Trading Days of any Representation Date if requested by Cantor.  The requirement to provide a certificate under this Section 7(m) shall be waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Company files its Annual Report on Form 10-K.  Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide Cantor with a certificate under this Section 7(m), then before the Company delivers the Placement Notice or Cantor sells any Placement Shares, the Company shall provide Cantor with a certificate, in the form attached hereto as Exhibit 7(m), dated the date of the Placement Notice.

(n)Legal Opinion.  On or prior to the date of the first Placement Notice and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 7(m) for which no waiver is applicable, the Company shall cause to be furnished to Cantor (i) a written opinion and “10b-5” negative assurance statement of Cooley LLP (“Company Counsel”), or other counsel reasonably satisfactory to Cantor, in form and substance satisfactory to Cantor and its counsel and (ii) a written opinion of Covington & Burling LLP, as intellectual property counsel for the Company, in such form and substance satisfactory to Cantor and its counsel, each such opinion, dated the date that such opinion is required to be delivered, substantially similar to the form previously agreed to with counsel to Cantor in the negotiation of this Agreement, or in such other form reasonably satisfactory to counsel to Cantor at the time that each such opinion is required to be delivered, respectively, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, the Company shall not be required to furnish any such opinion or statement if the Company does not intend to deliver a Placement Notice in such calendar quarter until such time as the Company delivers its next Placement Notice; and provided further, however, that in lieu of such opinions for subsequent Representation Dates, counsel may furnish Cantor with a letter (a “Reliance Letter”) to the effect that Cantor may rely on a prior opinion delivered under this Section 7(n) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

(o)Comfort Letter.  On or prior to the date of the first Placement Notice and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 7(m) for which no waiver is applicable, the Company shall cause its independent accountants to furnish Cantor a letter (the “Comfort Letter”), dated the date the Comfort Letter is delivered, which shall meet the requirements set forth in this Section 7(o); provided, that if requested by Cantor, the Company shall cause a Comfort Letter to be furnished to Cantor within ten (10) Trading Days of the date of occurrence of any material transaction or event, including the restatement of

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the Company’s financial Statements.  The Comfort Letter from the Company’s independent registered public accounting firm shall be in a form and substance reasonably satisfactory to Cantor, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and the Public Company Accounting Oversight Board, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to Cantor in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(p)Market Activities.  The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Placement Shares or (ii) sell, bid for, or purchase the Common Stock in violation with Regulation M, or pay anyone any compensation for soliciting purchases of the Placement Shares other than Cantor; provided, however, that the Company may bid for and purchase shares of its common stock in accordance with Rule 10b-18 under the Exchange Act.

(q)Insurance.  During the term of this Agreement, the Company shall maintain, or cause to be maintained, insurance in such amounts and covering such risks as is reasonable and customary for the business for which it is engaged.

(r)Compliance with Laws.  The Company shall maintain, or cause to be maintained, all material environmental permits, licenses and other authorizations required by federal, state and local law in order to conduct its business as described in the Prospectus, and the Company shall conduct its business, or cause its business to be conducted, in substantial compliance with such permits, licenses and authorizations and with applicable environmental laws, except where the failure to maintain or be in compliance with such permits, licenses and authorizations could not reasonably be expected to result in a Material Adverse Change.

(s)Investment Company Act.  During the term of this Agreement, the Company will conduct its affairs in such a manner so as to reasonably ensure that it will be or become, at any time prior to the termination of this Agreement, an “investment company,” as such term is defined in the Investment Company Act, assuming no change in the Commission’s current interpretation as to entities that are not considered an investment company.

(t)Securities Act and Exchange Act.  The Company will use its best efforts to comply with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Shares as contemplated by the provisions hereof and the Prospectus.

(u)No Offer to Sell.  Other than a free writing prospectus (as defined in Rule 405 under the Act) approved in advance by the Company and Cantor in its capacity as principal or agent hereunder, neither Cantor nor the Company (including its agents and representatives, other than Cantor in its capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405 under the Act), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Common Stock hereunder.

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(v)Sarbanes-Oxley Act.  During the term of this Agreement, the Company will use its best efforts to comply with all effective applicable provisions of the Sarbanes-Oxley Act.

(w)Secretary’s Certificate; Further Documentation.  On or prior to the date of the first Placement Notice, the Company shall deliver to Cantor a certificate of the Secretary of the Company and attested to by an executive officer of the Company, dated as of such date, certifying as to (i) the Certificate of Incorporation of the Company, (ii) the By-laws of the Company, (iii) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the issuance of the Placement Shares and (iv) the incumbency of the officers duly authorized to execute this Agreement and the other documents contemplated by this Agreement.  Within five (5) Trading Days of each Representation Date, the Company shall have furnished to Cantor such further information, certificates and documents as Cantor may reasonably request.

8.Conditions to Cantor’s Obligations.  The obligations of Cantor hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company of its obligations hereunder, to the completion by Cantor of a due diligence review satisfactory to Cantor in its reasonable judgment, and to the continuing satisfaction (or waiver by Cantor in its sole discretion) of the following additional conditions:

(a)Registration Statement Effective.  The Registration Statement shall be effective and shall be available for the sale of all Placement Shares contemplated to be issued by any Placement Notice.

(b)No Material Notices.  None of the following events shall have occurred and be continuing: (i) receipt by the Company of any request for additional information from the Commission or any other federal or state Governmental Authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state Governmental Authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, the Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)No Misstatement or Material Omission.  Cantor shall not have advised the Company that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in Cantor’s reasonable opinion is material, or omits to state a fact that in Cantor’s opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

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(d)Material Changes.  Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, there shall not have been any material adverse change, on a consolidated basis, in the authorized capital stock of the Company or any Material Adverse Change or any development that could reasonably be expected to result in a Material Adverse Change, or any downgrading in or withdrawal of the rating assigned to any of the Company’s securities (other than asset backed securities) by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Company’s securities (other than asset backed securities), the effect of which, in the case of any such action by a rating organization described above, in the reasonable judgment of Cantor (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.

(e)Representation Certificate.  Cantor shall have received the certificate required to be delivered pursuant to Section 7(m) on or before the date on which delivery of such certificate is required pursuant to Section 7(m).

(f)Company Counsel Legal Opinion.  Cantor shall have received the opinions required to be delivered pursuant to Section 7(n) on or before the date on which such delivery of such opinions is required pursuant to Section 7(n).

(g)Comfort Letter.  Cantor shall have received the Comfort Letter required to be delivered pursuant to Section 7(o) on or before the date on which such delivery of such Comfort Letter is required pursuant to Section 7(o).

(h)Secretary’s Certificate.  On or prior to the date of the first Placement Notice, Cantor shall have received a certificate, signed on behalf of the Company by its corporate Secretary, in form and substance satisfactory to Cantor and its counsel.

(i)No Suspension.  Trading in the Common Stock shall not have been suspended on Nasdaq.

(j)Other Materials.  On each date on which the Company is required to deliver a certificate pursuant to Section 7(m), the Company shall have furnished to Cantor such appropriate further information, opinions, certificates and documents as Cantor may have reasonably requested.  All such opinions, certificates, letters and other documents shall have been in compliance with the provisions hereof.  The Company will furnish Cantor with such conformed copies of such opinions, certificates, letters and other documents as Cantor shall have reasonably requested.

(k)Securities Act Filings Made.  All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

(l)Approval for Listing.  The Placement Shares shall either have been (i) approved for listing on Nasdaq, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on Nasdaq at, or prior to, the issuance of any Placement Notice.

(m)FINRA.  If applicable, FINRA shall have raised no objection to the terms of this offering and the amount of compensation allowable or payable to Cantor as described in the Prospectus.

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(n)No Termination Event.  There shall not have occurred any event that would permit Cantor to terminate this Agreement pursuant to Section 11(a).

9.Indemnification and Contribution.

(a)Company Indemnification.  The Company agrees to indemnify and hold harmless Cantor, the directors, officers, partners, employees and agents of Cantor and each person, if any, who (i) controls Cantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (ii) is controlled by or is under common control with Cantor (a “Cantor Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 9(c)) of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which Cantor, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement to the Registration Statement or the Prospectus or in any free writing prospectus or in any application or other document executed by or on behalf of the Company or based on written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify the Common Stock under the securities laws thereof or filed with the Commission or (y) the omission or alleged omission to state in any such document a material fact required to be stated in it or necessary to make the statements in it not misleading; provided, however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of the Placement Shares pursuant to this Agreement and is caused directly or indirectly by an untrue statement or omission made in reliance upon and in conformity with the Agent’s Information (as defined below).  This indemnity agreement will be in addition to any liability that the Company might otherwise have.

(b)Cantor Indemnification.  Cantor agrees to indemnify and hold harmless the Company and its directors and each officer of the Company that signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 9(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto), the Prospectus (or any amendment or supplement thereto) or any Issuer Free Writing Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Agent’s Information.  The Company hereby acknowledges that the only information that Cantor has furnished to the Company expressly for use in the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus (or any amendment or supplement thereto) are the statements set forth in the last two paragraphs under the caption “Plan of Distribution” in the Prospectus (the “Agent’s Information”).

(c)Procedure.  Any party that proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 9, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 9 and (ii) any

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liability that it may have to any indemnified party under the foregoing provision of this Section 9 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party.  If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense.  The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties.  It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm (plus local counsel) admitted to practice in such jurisdiction at any one time for all such indemnified party or parties.  All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred after the indemnifying party receives a written invoice relating to fees, disbursements and other charges.  An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent.  No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 9 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising or that may arise out of such claim, action or proceeding.

(d)Contribution.  In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 9 is applicable in accordance with its terms but for any reason is held to be unavailable or insufficient from the Company or Cantor, the Company and Cantor will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than Cantor, such as persons who control the Company within the meaning of the Securities Act, officers of the Company who signed the Registration Statement and directors of the Company, who also may be liable for contribution) to which the Company and Cantor may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and Cantor on the other.  The relative benefits received by the Company on the one hand and Cantor on the other hand shall be deemed to be in the same

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proportion as the total Net Proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company bear to the total compensation received by Cantor from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and Cantor, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering.  Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or Cantor, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and Cantor agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein.  The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 9(d) shall be deemed to include, for the purpose of this Section 9(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 9(c) hereof.  Notwithstanding the foregoing provisions of this Section 9(d), Cantor shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 9(d), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of Cantor, will have the same rights to contribution as that party, and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof.  Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought.  Except for a settlement entered into pursuant to the last sentence of Section 9(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 9(c) hereof.

10.Representations and Agreements to Survive Delivery.  The indemnity and contribution agreements contained in Section 9 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of Cantor, any controlling persons, or the Company (or any of their respective officers, directors, employees or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

11.Termination.

(a)Cantor shall have the right by giving notice as hereinafter specified at any time to terminate this Agreement if (i) any Material Adverse Change, or any development that could reasonably be expected

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to result in a Material Adverse Change has occurred that, in the reasonable judgment of Cantor, may materially impair the ability of Cantor to sell the Placement Shares hereunder, (ii) the Company shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder; provided, however, in the case of any failure of the Company to deliver (or cause another person to deliver) any certification, opinion, or letter required under Sections 7(m), 7(n), or 7(o), Cantor’s right to terminate shall not arise unless such failure to deliver (or cause to be delivered) continues for more than thirty (30) days from the date such delivery was required; or (iii) any other condition of Cantor’s obligations hereunder is not fulfilled, or (iv), any suspension or limitation of trading in the Placement Shares or in securities generally on Nasdaq shall have occurred.  Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(g), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.  If Cantor elects to terminate this Agreement as provided in this Section 11(a), Cantor shall provide the required notice as specified in Section 12.

(b)The Company shall have the right, by giving ten (10) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion.  Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(g), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(c)Cantor shall have the right, by giving ten (10) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion.  Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(g), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(d)This Agreement shall remain in full force and effect unless terminated pursuant to Sections 11(a), (b) or (c) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 7(g), Section 9, Section 10, Section 16 and Section 17 shall remain in full force and effect.  Upon termination of this Agreement, the Company shall not have any liability to Cantor for any discount, commission or other compensation with respect to any Placement Shares not sold by Cantor under this Agreement, except with respect to reimbursement of expenses pursuant to Section 7(g).

(e)Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by Cantor or the Company, as the case may be.  If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

12.Notices.  All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to Cantor, shall be delivered to Cantor at Cantor Fitzgerald & Co., 499 Park Avenue, New York, NY 10022, fax no. 212-829-4708, Attention: General Counsel, with a copy to Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, CA 92130, fax no. 858-523-5450 Attention: Cheston J. Larson, Esq.; or if sent to the Company, shall be delivered to SCYNEXIS, Inc. at 101 Hudson Street, Suite 3610 Jersey City, NJ 07302, fax no. 919-544-8697, attention: Marco Taglietti, M.D., Chief Executive Officer, with a copy to Cooley LLP at 3175 Hanover Street, Palo Alto, CA 94304, fax no. (650) 849-7400, attention: Matthew B. Hemington.  Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for

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such purpose.  Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day (as defined below), or, if such day is not a Business Day on the next succeeding Business Day, (ii) by Electronic Notice (as defined below) as set forth in the next paragraph, (iii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iv) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid).  For purposes of this Agreement, “Business Day” shall mean any day on which the NYSE and commercial banks in the City of New York are open for business.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 12 if sent to the electronic mail address specified by the receiving party under separate cover.  Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.  Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

13.Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and Cantor and their respective successors and the parties referred to in Section 9 hereof.  References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that Cantor may assign its rights and obligations hereunder to an affiliate of Cantor without obtaining the Company’s consent.

14.Adjustments for Share Splits.  The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any share split, share dividend or similar event effected with respect to the Common Stock.

15.Entire Agreement; Amendment; Severability.  This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof, including that certain Controlled Equity OfferingSM Sales Agreement between the parties dated April 11, 2016.  Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and Cantor.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.  No implied waiver by a party shall arise in the absence of a waiver in writing signed by such party.  No failure or delay in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

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16.Applicable Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

17.Waiver of Jury Trial.  The Company and Cantor each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

18.Absence of Fiduciary Relationship.  The Company acknowledges and agrees that:

(a)Cantor is acting solely as agent in connection with the public offering of the Placement Shares and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship between the Company or any of its respective affiliates, stockholders (or other equity holders), creditors or employees or any other party, on the one hand, and Cantor, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not Cantor has advised or is advising the Company on other matters, and Cantor has no obligation to the Company with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

(b)it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)neither Cantor nor its affiliates have provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement and it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

(d)it is aware that Cantor and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and Cantor and its affiliates have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship or otherwise; and

(e)it waives, to the fullest extent permitted by law, any claims it may have against Cantor or its affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the sale of Placement Shares under this Agreement and agrees that Cantor and its affiliates shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or in right of it or the Company, employees or creditors of Company, other than in respect of Cantor’s obligations under this Agreement and to keep information provided by the Company to Cantor and Cantor’s counsel confidential to the extent not otherwise publicly-available.  Notwithstanding the foregoing or anything herein to the contrary, Cantor or

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its representatives, may, if requested by any governmental, regulatory or self-regulatory agency or authority having jurisdiction over such entity, disclose information provided by the Company without notice to or consent from the Company without causing a breach of this Agreement.

19.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

[Remainder of Page Intentionally Blank]

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If the foregoing correctly sets forth the understanding between the Company and Cantor, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and Cantor.

Very truly yours,

CANTOR FITZGERALD & CO.

By:	/s/ Mark Kaplan
Name:	Mark Kaplan
Title:	COO

ACCEPTED as of the date first-above written:

SCYNEXIS, INC.

By:	/s/ Eric Francois
Name:	Eric Francois
Title:	Chief Financial Officer

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SCHEDULE 1

FORM OF PLACEMENT NOTICE

From:	[ ]
Cc:	[ ]
To:	Cantor Fitzgerald & Co.
Attention: [•]

Subject:	Placement Notice

Date:	[ ], 201[ ]

Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Sales Agreement between SCYNEXIS, Inc. (the “Company”), and Cantor Fitzgerald & Co. (“Cantor”) dated [August 31], 2018 (the “Agreement”), the Company hereby requests that Cantor sell up to [      ] shares of the Company’s common stock, par value $0.001 per share, at a minimum market price of $[     ] per share, during the time period beginning [month, day, time] and ending [month, day, time].

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SCHEDULE 2

SCYNEXIS, Inc.

Marco Taglietti
Eric Francois

Cantor Fitzgerald & Co.

Sameer Vasudev (svasudev@cantor.com)

With copies to:

CFControlledEquityOffering@cantor.com

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SCHEDULE 3

Compensation

Cantor shall be paid compensation equal to 3.0% of the gross proceeds from the sales of Common Stock pursuant to the terms of this Agreement.

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Exhibit 7(m)

OFFICER CERTIFICATE

The undersigned, the duly qualified and elected [      ], of SCYNEXIS, Inc. (“Company”), a Delaware corporation, does hereby certify in such capacity and on behalf of the Company, pursuant to Section 7(m) of the Sales Agreement dated [August 31], 2018 (the “Sales Agreement”) between the Company and Cantor Fitzgerald & Co., that to the best of the knowledge of the undersigned.

(i)

The representations and warranties of the Company in Section 6 of the Sales Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Change, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; and

(ii)	The Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the Sales Agreement at or prior to the date hereof.

Capitalized terms used herein without definition shall have the meanings given to such terms in the Sales Agreement.

SCYNEXIS, INC.

By:
Name:
Title:

Date:

35

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